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CNS RESPONSE, INC.

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Leonard J. Brandt

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September 2, 2009
Dear Fellow Shareholders,
We should all be thankful that people like Dr. Max Schneider are part of this company. His comments have encouraged me to comment and, I hope, others.
As a practicing physician and surgeon, an early believer and investor in CNS Response, and Chief Medical Officer for another successful start-up company similar to CNSR, I am compelled to offer my input and professional viewpoint with other shareholders as we make decisions about the future leadership of this Company. I invested in CNS Response nearly a decade ago because I shared former CEO, Len Brandt’s vision and enthusiasm for the project of revolutionizing the method of evaluating medical therapy in psychiatry and associated behavioral science. Every medical doctor who has taken care of patients with psychiatric disorders understands the frustration and difficulty in evaluating the efficacy of medication to treat psychiatric illness. I learned from Len that his team of doctors had found referenced EEG to be a hopeful scientific method to meet that need. The Company, CNS Response, was born with the goal to satisfy requirements for evidence-based medicine and provide the business paradigm to bring it to market. It had my support.
I recall about two years ago when Len updated the shareholders to tell us the multi-center trial was beginning, and if it did not show that our scientific methodology was effective, we did not deserve to be in business. As a shareholder, I was nervous at his blunt but honest assessment, since I could lose my investment, if referenced EEG did not prove its value in clinical practice. However, as a doctor I was impressed by his ethical determination to only promote sound methodology and build a business if referenced EEG proved effective. This was not just another money-making business endeavor for him; it was a commitment to real improvements in the science of psychiatry. In our current medical environment, where academic leaders in the field have been forced to step down for possible ethical violations, his approach and high ethical standards for the Company are requisite for medical practitioners and institutions to embrace the scientific methodology of CNS Response. Psychiatry, in particular, is under close scrutiny recently, as many leaders in the field have been discredited for letting conflicts of interest compromise their decision making.
Since CNSR serves the medical community, it is of enormous value to me as a shareholder and as a doctor who understands rEEG’s importance to medicine, to know that I can trust CNSR’s business leadership under Len. I believe that he will preserve CNSR’s reputation as a company guided by high ethical standards. With the violations of trust by individuals who were widely perceived to be reputable business leaders, including Bernie Madoff and the Enron executives, we are reminded of how damaging a failure of business ethics can be to investors.
It also is clear to me that Len has the leadership skills and acumen to recruit talented doctors and researchers to his efforts, which is why this Company is now poised for a breakthrough in psychiatry with the final results of a critical multi-center clinical trial expected to be announced in the next several months. I also wholeheartedly support Len’s Director Nominees based on my personal acquaintance with two of them. I have worked with Andy Goren in his role as the Chief Executive Officer at PharmaGenoma, which is also a personalized medicine company. Furthermore, Bill Murray has served as a senior executive with Medtronic, the largest medical device company in the U.S., as well as Life Technologies, the largest genetic equipment company. They are both smart and trustworthy individuals. As shareholders, we are fortunate to have their expertise and experience available to us.
I would also comment, we should all be very pleased to see Dean William Bunney, former Chair of Psychiatry at UC-Irvine, and member of CNSR’ Scientific Advisory Board, stand for election to the Company’s Board of Directors. While business boards tend to be dominated by businessmen and financiers, I think it is an important signal to everyone that this Company and this Board are committed to a medical code of ethics in every aspect of its business, whether in managing a clinical trial or communicating updates to patients. I couldn’t be more pleased to see this group join with Len in standing for election.
In closing, while we as shareholders have received ongoing information in recent weeks from the current CEO of CNSR and incumbent Board of Directors, I think it is important for us to keep in mind that Len Brandt has invested both his time and large amounts of his own financial resources to build this Company. His interests parallel ours as shareholders. I think we have been well served — even protected — by this fact. I urge you as a fellow shareholder to support Len and his recommended Board of Directors.
Please feel free to contact me with any questions.
Sincerely,
Chief Medical Officer HairDx a subsidiary of PharmaGenoma
drkeene@hairrestore.com
Ph 800-840-9761